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                                                                     EXHIBIT 6.b

                         INTERNET GIFT CARD(S) AGREEMENT


THIS INTERNET GIFT CARD(S) AGREEMENT ("Agreement") is made and entered into by and between NBO, Inc., (hereinafter referred to as "NBO"), a Utah corporation, with offices located at 3676 W. California Ave., Bldg. D, Salt Lake City, Utah 84104 and GMRI, Inc., with offices located at 6100 Lake Ellenor Dr., Orlando, FL 32809.

WHEREAS, NBO and various affiliates operate gift certificate sales programs in the United States; and

WHEREAS, GMRI desires NBO to sell GMRI, Inc., Internet gift cards (the "Cards") to customers (the "Customers") consistent with Exhibit A (the "Promotion"), during the dates specified in Exhibit A (the "Promotion Period"); and

WHEREAS, NBO is responsible to the customer for assuring that GMRI, Inc., honors the Cards and NBO bears financial responsibility to its customers if GMRI, Inc., fails to properly honor the Cards; and

WHEREAS, GMRI, Inc. desires NBO to issue Cards as part of the Promotion whereby Customers could then use the Cards in accordance with the terms and conditions of the Cards as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1.  PURCHASE OF GIFT CARDS. [**]

    2.  RESALE OF GIFT CARDS. [**]


    3. GIFT CARD(S). GMRI, Inc. will provide NBO, at no cost, blank, non-valued gift cards for sales for each of the concepts mentioned in Section 1, the "Purchase of Gift Cards". NBO will load the value of each purchase on the Card at the time that NBO makes a sale to the Customer. A Card represents an amount purchased by a Customer from NBO for use in paying for food, beverage, and service at a GMRI, Inc., restaurant identified in paragraph 1 and specified on the Card. [**]

        a. VALUE LOAD - The load operation is defined as creating an electronic record that associates the Serial, or ID, number of each gift card and the dollar amount of the


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.


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            purchase requested by the customer. Said record shall also contain the name and address of the Purchaser and Receiver in addition to the card type (OL, RL, BB, SB). Only upon request from GMRI, Inc, will Value load records be provided and if requested, they will be electronically transmitted to GMRI, Inc.as an e-mail attachment within 3 business days from the date of request.

    4. GIFT CARD HOLDERS - GMRI, Inc. shall provide NBO with gift card holder inventory for each GMRI restaurant concept. NBO will neatly stamp or write, on the inside of the gift card holder, the value of each gift card. The To/From areas inside the gift card holder will remain blank.

    5. CUSTOM PACKAGING - NBO will provide a custom envelope for each GMRI restaurant concept, with each concept name and logo, for shipping GMRI, Inc. gift cards and holders. Limited customizing of the envelope will be available to customers due to laser printer configuration limitations on small envelopes. GMRI, Inc. will assume all costs of custom packaging, including, but not limited to, custom envelopes, printing, production, shipping, etc., on net 30 terms.

        a. ARTWORK - GMRI, Inc. shall provide NBO any and all relative artwork concerning the appearance and design of the envelope(s). GMRI, Inc. shall have final approval of envelopes and will approve all costs prior to production. Such approval shall include any and all future changes.

        b. MESSAGING - Customers will have the ability to type a short message to Card recipient. The message will be printed on the outside of the custom envelope. Due to envelope size restrictions, messaging may be limited to stock phrases such as; Happy Birthday, Congratulations, Thank You, etc., mutually agreed upon by GMRI, Inc. and NBO.

    6. SHIPPING - NBO will provide three (3) levels of shipping options for its customers. NBO prohibits shipping to a third party shipping on all orders over $100. All orders above $100 must be shipped 2 Day, or Overnite service. Rates are subject to periodic review and change. Service levels and shipping charges are as follows:

        a.  US MAIL - $2.95

        b.  2 DAY - $8.95

        c.  OVERNITE - $14.95

        NBO shall bear the risk of loss of the value-loaded cards during shipping to customer.

    7. FUNDS MANAGEMENT - NBO will manage all funds relative to the Promotion, including, but not limited to the collection of payment from customers on gift card purchases and shipping fees.

    8. FRAUD - GMRI, Inc. and NBO agree to assume equal responsibility for any and all costs associated with fraudulent claims, other than that stipulated above in paragraph 6 of this agreement. Fraudulent issues may include: Non-receipt from U.S. Mail, fraudulent use of the Cards, and any other fraudulent issues, provided NBO has followed proper procedures to load the Card(s) upon purchase by a customer and every effort has been made to cancel the card prior to fraudulent use. In addition, provided NBO records, on each order, the serial number of each card(s) shipped via U.S. Mail, including, but not limited to, the following: Ex:
        A customer receives a card, uses it, and then makes a claim of non-receipt, requesting a replacement card. Issues will be mutually resolved by NBO and GMRI, Inc. on a case-by-case basis. Any replacement card(s) shall be considered reissues and not subject to the financial terms and conditions of this agreement.

    9. REPORTING - NBO will provide to GMRI, Inc. reports on gift card sales, by concept, on a calendar weekly basis.


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    10. WEB SITE/E-COMMERCE - Using HTML frame environment and Cascading Style
        Sheets, NBO will provide GMRI with gift card e-commerce on each GMRI, Inc. restaurant concept website, providing a seamless transaction for the Customer.

        a. IMAGING - NBO's graphic design team will work with GMRI, Inc.'s technical staff to ensure that each GMRI, Inc.'s restaurant concept's unique image is maintained throughout all electronic transactions on each individual concept's website.

        b. LAUNCH - NBO guarantees to meet deadlines associated with GMRI, Inc.'s October 1, 2000 gift card program launch date.

    11. EXCLUSIVITY - The terms of this Agreement are based upon an exclusive relationship between NBO and GMRI, Inc. concepts identified in Paragraph 1, whereby NBO will be the sole and exclusive company to develop any Internet HTML interlink connections from any GMRI, Inc. concept web pages to be used for the purpose of selling GMRI, Inc. concept gift cards.

    12. TRADEMARKS. Both parties hereby grant non-exclusive permission to the other party to use each others names, trademarks, and design logos (collectively the "Marks") in the Promotions and any advertising and promotion thereof for the term of this Agreement throughout the Unites States only; provided, however, that such use shall be limited to the use specified herein and only upon each party receiving prior approval from the other party pursuant to Paragraph 14 below. Except as expressly provided herein, no right, property, license, permission or interest of any kind in or to the Marks owned or used by either party or its affiliates is or is intended to be given or transferred to or acquired by either party by the execution, performance or non-performance of this Agreement or any part thereof. Both parties agree that they shall in no way contest or deny the validity of, or the right or title of either party or its affiliates in or to the Marks, and shall not encourage or assist others directly or indirectly to do so, during the lifetime of this Agreement and thereafter. Neither party shall utilize the Marks in any manner that would diminish their value or harm the reputation of the other party. Both parties shall use the other party's Marks in a manner sufficient to indicate the Marks are owned by that other party and are being used with permission.

    13. APPROVALS. Both parties agree to submit to each other for prior consent, which consent shall not be unreasonably withheld, samples of all related advertising and Promotional Materials carrying each party's name, logo, service marks and/or trademarks, to be used in the Promotion, a minimum of ten (10) business days prior to being released to the public. Both parties agree that they shall act in a timely manner in determining whether or not the consent required will be granted. Upon receipt of a submission, both parties shall have five (5) business days to approve or disapprove such submission and if any party has not responded within an additional five (5) business days, such submission shall be deemed approved. Any changes in the Promotion must be approved by mutual written agreement between GMRI, Inc. and NBO. Both parties acknowledge and agree that participation in, or review or approval of, any part of the Promotion by either party shall not include review of, or approval for, conformity with applicable federal, state and local laws and regulations. Any review by either party of any Promotional Material shall not relieve either party of its responsibilities to ensure compliance with all applicable laws and regulations.

    14. REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.

        a. Each party agrees that it is authorized to enter into and fully perform this agreement.

        b. Each party represents and warrants that: (i) the content of the Promotion and the manner in which it is conducted shall be in conformity with all applicable federal, state or local laws or regulations governing the conduct of advertising and promotions generally.

        c. Each party agrees to, at all times, defend, indemnify and hold each other, its parent company, their affiliates, subsidiaries and the officers, directors, agent, employees, successors and assigns of each, harmless from and against any and all claims, suits,


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        damages, losses, liabilities, obligations, fines, penalties, costs and expenses (whether based on libel, slander, invasion of privacy, unfair competition, unfair or improper trade practices or other wrongful business conduct, conduct in violation of the rules and regulations of the Federal Trade Commission and analogous state agencies, tort, breach of contract, product liability, patent, trademark, license or copyright infringement or otherwise), including legal fees and expenses of whatever kind or nature (collectively, "Loss"), arising out of or based on:

            i. Any failure by either party to perform any of the agreements, terms, covenants or conditions of this Agreement to be performed by each party or any breach of its representations and warranties contained herein to the extent that such breach is within the control of the offending party; or

            ii. The use of each party's or third party's names, trade names, trademarks, service marks, designs, logos, identification symbols or other proprietary designations in the Promotion or in any advertisement thereof; or

            iii. Either party's performance of its obligations under this Agreement, including without limitation: (i) the use, sale or offering of any of either party's or third party's products and/or services pursuant to the Promotion approved hereunder; or (ii) any and all advertising and promotional activities provided by either party pursuant to this Agreement, including, but not limited to, any Loss arising out of or based upon the broadcast, telecast or publication, reproduction, distribution, or display of advertisements or Promotional Materials or any part thereof furnished by either party, or any third party in connection with this Agreement.

        14.1 Either party seeking indemnification under this Agreement (the "Indemnified Party") shall give written notice to the party required to provide indemnification hereunder (the "Indemnifying Party") and upon receipt of such written notice, the Indemnifying Party will promptly assume and diligently conduct the entire defense of any suit or action, or the making of any claim as to which indemnity may be sought hereunder, including all settlements and appeals, at the Indemnifying Party's sole cost and expense, and the Indemnifying Party shall pay and discharge any and all settlement amounts, judgments or decrees which may be rendered.

        14.2 The Indemnifying Party shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or administrative order or enter into any settlement that (i) could affect the intellectual property rights or other business interest of the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation.

        14.3 In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion without releasing any obligation or liability of the Indemnifying Party.

        14.4 The provisions of this Paragraph 15 shall survive the expiration or sooner termination of this Agreement.

    15. PRODUCT RECALLS. If a product or service of either party, or any third party which is included in this Promotion shall be the subject of material or significant adverse publicity, including without limitation, market withdrawal, which in the reasonable judgment of either party is or may be detrimental to the intended purpose of this Agreement, then either party may elect to terminate this Agreement without liability and thereafter neither party shall have further obligation under this Agreement.

    16. CONSUMER SERVICE. The parties mutually agree that they will cooperate with each other in every reasonable manner to deal appropriately with any customer complaints in connection


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        with the Cards. The parties shall each, when necessary or appropriate, or when reasonably requested by the other, undertake such factual investigation of customer complaints arising out of loss, theft, damage, misplacement, or use by the recipients of the Cards. GMRI, Inc. shall be made aware of any and all Card replacements due to customer complaints previously outlined in this paragraph and NBO shall assume responsibility for reissuing, and shipping to customer . GMRI, Inc. shall assume responsibility for card usage, database and restaurant related issues. Customer service issues not specifically addressed will be resolved through the mutual cooperation of NBO and GMRI, Inc.

    17. TERM. The term of the Agreement shall commence as of the date written on the first page hereof and shall continue for a period of [**] months from such date unless terminated in accordance with the provisions hereof, provided, however, that all the Cards issued by NBO in the Promotion prior to any such termination will be valid for the terms stated on the Cards and provided in Paragraph 14, Section 4. This Agreement shall not be made effective until an authorized officer of each party signs such Agreement.

    18. ARBITRATION. All claims, disputes, and other matters in question between the parties hereto arising out of the relationship created by this Agreement shall be decided in Salt Lake City, Utah, if initiated by GMRI, Inc. and Orlando, Florida if initiated by NBO, by arbitration in accordance with the rules of the American Arbitration Association, unless the parties hereto mutually agree otherwise. The award by the arbitrator shall be final, and judgment may be entered upon such award in accordance with applicable law in any Utah, Florida or federal court having jurisdiction thereof.

    19. TERMINATION. Either party may terminate this Agreement immediately if a Default, as defined below, by the other party has occurred and is continuing by giving written notice thereof to the defaulting party. The term "Default" shall mean any of the following: (a) failure of a party to pay when due any sum of money payable to the other party under this Agreement; (b) failure by a party to comply with or perform any provision or condition of this Agreement other than the payment of money and continuance of such failure for thirty (30) days after written notice thereof to such party; (c) a party becomes insolvent, is unable to pay its debts as they mature or is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws; or makes an assignment for the benefit of creditors; or is named in, or its property is subject to a suit for appointment of a receiver; or is dissolved or liquidated; or
        (d) any representation or warranty made in this Agreement is breached, false or misleading in any material respect; or (e) GMRI, Inc. discontinues their gift certificate and/or gift card programs; in such a case GMRI, Inc. shall not contract a gift certificate/card program with any other company for a period of twelve (12) months from the date of termination of this agreement. In the event of such termination, the non-defaulting party shall be entitled to pursue any remedy provided in law or equity, including injunctive relief and the right to recover any damages it may have suffered by reason of such default. Each party shall return, to the other party, all materials, software, trademarks, property, etc., belonging to that party.

    20. MISCELLANEOUS.

        20.1 FORCE MAJEURE. Neither party hereto shall be considered in default of this Agreement or be liable for damages thereof, for any failure of performance hereunder occasioned by an act of God, force of nature, accident, war or warlike activity, insurrection or civil commotion, labor dispute, transportation delay, governmental regulatory action whether or not with proper authority, or other cause similar or dissimilar to the foregoing and beyond its reasonable control, provided the party so affected gives prompt notice to the other. In the event of a suspension of any obligation by reason of this section, which extends beyond thirty (30) days, the party not affected may, at its option, elect to cancel those aspects of this Agreement, which are reasonably feasible to terminate.

        20.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if: (a) delivered personally to an officer of the party to be


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.


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        notified; or (b) sent by certified mail, postage prepaid, return receipt requested, to the address set forth below:

                      If to NBO:    NBO, Inc.
                                    3676 W. California Ave.
                                    Bldg. D
                                    Salt Lake City, UT  84104
                                    Attn: CEO

                      If to GMRI, Inc.: Address provided in Exhibit A

        Or other such address as may be designated by either party hereto by written notice to the other hereinabove provided.

        20.3 ENTIRE AGREEMENT. This Agreement, together with all Exhibits attached hereto, represents the entire agreement and understanding between the two parties with respect to the subject matter of this Agreement, and supercedes any other agreement or understanding, written or oral, that the parties hereto may have had with respect hereto. Specifically, this Agreement replaces in its entirety the agreement between NBO and GMRI, Inc., signed by the parties on August 4, 2000, and August 8, 2000, respectively, and this Agreement shall be deemed to have been in effect from the date of April 1, 2001 and for all purposes, clarifies the intent of such prior agreement, and does not change the responsibilities of the parties set forth in the prior agreement. No statement or inducement with respect to the subject matter by either party or by any agent or representative of either party which is not contained in this Agreement shall be valid or binding between the parties.

        20.4 RELATIONSHIP OF THE PARTIES. The parties hereto are independent contractors, and nothing in this Agreement shall be deemed or construed to create, or have been intended to create a partnership, joint venture, employment or agency relationship between the two parties.

        20.5 EFFECT OF HEADINGS. The headings and subheadings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the agreements, terms, covenants and conditions of this Agreement in any manner.

        20.6 CONSTRUCTION. This Agreement has been fully reviewed and negotiated by the parties hereto and their respective legal counsel. Accordingly, in interpreting this Agreement, no weight shall be placed upon which party hereto or its counsel drafted the provision being interpreted.

        20.7 SEVERABILITY. If any term or provision of this Agreement shall be found to be void or contrary to law, such term or provision shall, but only to the extent necessary to bring this Agreement within the requirements of law, be deemed severable from the other terms and provisions hereof, and the remainder of this Agreement shall be given effect as if the parties had not concluded the severed term herein.

        20.8 AMENDMENTS. No provision of this Agreement may be modified, waived or amended except by a written instrument duly executed by each of the parties hereto. Any such modifications, waivers or amendments shall not require additional consideration to be effective.

        20.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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        20.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, excepting conflict of laws provisions that may require the application of the law of any other jurisdiction.

        20.11 NO IMPLIED WAIVER. Any failure on the part of either party to insist upon the performance of this Agreement or any part thereof shall not constitute a waiver of any right under this Agreement.

        20.12 ASSIGNMENT. Neither party may assign its rights or delegate its obligations under this Agreement without prior written consent from the other party.

        20.13 CONFIDENTIALITY. Each party shall keep the information regarding the details of this Program confidential and restrict dissemination to each of its own personnel and to third parties to only a "need to know" basis, using the standard of care which each uses to protect its own information from disclosure. The party disclosing confidential information to its own personnel or third parties shall require that these persons be bound by the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, such information shall not be confidential if it is, or after disclosure becomes, part of the public domain other than through breach of this confidentiality provision.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL SIGNED BY AN AUTHORIZED OFFICER OF NBO AND GMRI, INC.



GMRI, Inc.                               NBO, Inc.



By:                                      By:
   ----------------------------------         ----------------------------------
              (Signature)                                 (Signature)


   ----------------------------------         ----------------------------------
              (Print Name)                                (Print Name)


Title:                                   Title:
      -------------------------------          ---------------------------------


Date: As of August 4, 2000               Date: As of August 4, 2000







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                      INTERNET GIFT CERTIFICATES AGREEMENT
                                    EXHIBIT A



Name of Company:      GMRI, Inc.


Address of Company:
                   -------------------------------------------------------------


State of Incorporation:
                       ---------------------------------------------------------


Contact Person for Company:
                           -----------------------------------------------------

Nature of Company's business:
                             ---------------------------------------------------


PROMOTION: Purchases will be made through the GMRI, Inc. restaurant concept websites (Olive Garden, Red Lobster, Bahama Breeze and Smokey Bones). NBO will facilitate these purchases and ship the Cards to Customers from its fulfillment center in Salt lake City, Utah.

PROMOTION PERIOD: Promotion will commence as of the date and year first above written and continue for a period of [**] months.


Address and person to whom notices are to be sent:
                                                  ------------------------------

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.





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                                   ADDENDUM A

This document will serve as an addendum, forming an integral part of the Internet Gift Card(s) Agreement Dated August 4, 2000 ("the Original Agreement") by and between NBO, Inc., ("NBO"), and GMRI, Inc. ("Customer").

    I. SERVICES PERFORMED OUTSIDE THE SCOPE OF THE ORIGINAL AGREEMENT: All items performed by NBO that are not explicitly part of the Original Agreement must be requested in written form by Customer. NBO will assess the resource requirements it estimates are associated with the request and provide Customer with a detailed scope of work necessary to meet Customer's request. The scope of work will include related material costs and man-hours. The estimate will be submitted to Customer for written approval. Both parties agree that the estimate will serve as an indication of the costs associated with the services performed outside the Original Agreement and the Customer is obligated to assume and will be billed an amount for the costs associated with the actual hours worked and for the actual materials used, which NBO is obligated to track and provide to Customer.

    II. ASSOCIATED COSTS: NBO will provide Customer with the actual material costs incurred in performing the work outside the Original Agreement as contemplated in the estimates. NBO will bill Customer $125.00 per hour for services NBO employees perform to fulfill requests from Customer. Billing will be provided on a monthly basis and include a detailed accounting of the charges Customer owes to NBO for services provided and materials used in completing the Customer's request.

ACCEPTANCE AND ACKNOWLEDGEMENT:

Form GMRI, Inc.                             For NBO, Inc.


By                                          By:
  ----------------------------------           ---------------------------------


  ----------------------------------           ---------------------------------
            (Print Name)                                 (Print Name)

Title:                                      Title:
      ------------------------------              ------------------------------

Date:                                       Date:
     -------------------------------             -------------------------------








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